                                                                   Exhibit 10.23


                           CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT between Cyrk, Inc., a Delaware Corporation (hereinafter referred to as the "Company"), and Terry B. Angstadt ( hereinafter referred to as the "EXECUTIVE"), dated as of this 2nd day of November 1997.

WHEREAS, Executive is a key executive of the Company and an integral part of its management;

WHEREAS, the Company recognizes that the possibility that a change of control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders;

WHEREAS, the Company wishes to assure Executive of fair severance should his employment terminate in specified circumstances following a Change of Control of the Company and to assure Executive of certain other benefits upon a Change of Control.

NOW THEREFORE, in consideration of Executive's continued employment with the Company or a Subsidiary and other good and valuable consideration, the parties agree as follows:

1.   BENEFITS UPON SEVERANCE FOLLOWING CHANGE OF CONTROL.

     1.1. BASIC BENEFITS. Executive shall be entitled to the following benefits upon a Qualified Termination:

            (a) Within thirty (30) days following the Qualified Termination, the Company shall pay the following to Executive in a lump sum:

                  (i) an amount equal to three (3) times Executive's Base Salary for one (1) year at the rate in effect immediately prior to the Qualified Termination or at the rate in effect immediately prior to the Change of Control, whichever is higher, plus the accrued and unpaid portion of Executive's Base Salary, if any, through the date of the Qualified Termination:

                  (ii) an amount equal to three (3) times the bonus earned by Executive under the Company's 1998 Bonus Plan (or a successor plan) for the completed fiscal year immediately preceding the Change of Control or immediately preceding the Qualified Termination, whichever is higher; and

                  (iii) an amount equal to three (3) times the amount contributed by the Company (not including salary reduction contributions elected by the Executive) to Executive's account in the Company's combined 401(k) compensation deferral plan and profit sharing plan for the completed fiscal year immediately preceding the Qualified Termination.

            (b) Until the second anniversary of the Qualified Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life, medical dental, vision and disability insurance plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided that if Executive's continued participation is not possible under the terms of such plans and programs, the Company shall instead arrange to provide Executive with substantially similar benefits upon comparable terms. Notwithstanding the foregoing, the Company's obligations hereunder to the Executive with respect to life, medical, or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided to Executive by another employer.

     1.2. OPTIONS AND OTHER STOCK AWARDS. In the event of a Qualified Termination or termination of Executive's employment due to death or Disability, all options and stock appreciation rights granted under the Company's 1993 Omnibus Stock Plan (as amended) and held by Executive on the date of the termination shall, notwithstanding any provision of that Plan to the contrary, be exercisable and shall remain exercisable until the earlier of (i) the fifth anniversary of such termination, or (ii) the latest date on which such option or right could have been exercised.

     1.3 COORDINATION WITH PARACHUTE TAX RULES. Payments under Sections 1.1 and 1.2 shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code
            Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; PROVIDED, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payments under Sections 1.1 and 1.2, amounts payable under Section 1.1 and 1.2 shall be reduced to the extent, and only to the extent necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under Sections 1.1 and 1.2 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Coopers & Lybrand LLP, or by such other certified public accounting firm, law firm, or benefits consulting firm as the Incentive Compensation Committee of the Company's Board of Directors may designate prior to a Change of Control. In the event of any underpayment or overpayment under Sections 1.1 and 1.2 as determined by PricewaterhouseCoopers LLP (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872 (f) (2) of the Internal Revenue Code.

2.   NONCOMPETITION.

     2.1 Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

     2.2 NO DUTY TO MITIGATE DAMAGES. Executive's benefits under this Agreement shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment, except as provided in Section 1.1 (b).

     2.3 OTHER AGREEMENTS. If for any reason Executive receives severance payments (other than under the Agreement) from the Company or its subsidiaries upon the termination of his employment with the Company, the amount of such payments shall be deducted from the amount paid under this Agreement. The purpose of this provision is solely to avert a duplication of benefits; neither this provision not the provisions of any other agreement shall be interpreted to reduce the amount payable to Executive below the greater of the amount that would otherwise have been payable under this Agreement or under other agreements.

     2.4 WITHHOLDING. All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonable determine it must withhold pursuant to any applicable law or regulation.

3. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

4. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than good reason (as defined in EXHIBIT A) or in obtaining any right or benefit to which Executive is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the Company's agent bank until paid in full.

5. NOTICE OF TERMINATION. During a Standstill Period, Executive's employment may be terminated by the Company (or a Subsidiary) only upon thirty (30) days' written notice to Executive.

6. NOTICES. All notices shall be in writing and shall be deemed given five (5) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy, or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     TO THE COMPANY:     Cyrk, Inc.
                         3 Pond Road
                         Gloucester, MA 01930
                         Attn: President

     WITH A COPY TO:     Patricia J. Landgren, Esq.

     TO EXECUTIVE:


7. TERMINATION OF EMPLOYMENT OUTSIDE OF STANDSTILL PERIOD. This Agreement shall be automatically terminated and shall have no effect upon the termination of Executive's employment for any reason, whether voluntary or involuntary, at any time other than during a Standstill Period.

8.   GENERAL PROVISIONS.

     8.1 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by Executive's personal or legal representatives or successors if Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to his family hereunder or rights would still be exercisable by him hereunder as if he had continued to live. Such amounts shall be paid to Executive's estate, such benefits shall be provided to Executive's family and such rights shall remain exercisable by Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

     8.2 SUCCESSORS. This Agreement shall inure to and be binding upon the Company's successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), consolidation, lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement shall not otherwise be assignable by the Company.

     8.3 AMENDMENT OR MODIFICATION; WAIVER. This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     8.4 SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     8.5 CONTINUED EMPLOYMENT. This Agreement shall not give Executive any right of continued employment or any right to compensation or benefits from the Company or any Subsidiary, except for the rights specifically stated herein including those to certain severance and other benefits in the event of a Qualified Termination, and shall not limit the Company's (or a Subsidiary's) right to change the terms of or to terminate Executive's employment, with or without Cause, at any time other than during a Standstill Period.

     8.6 GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



Cyrk, Inc.                                     Executive
By its Authorized Representative








By:  ______________________________            ____________________________
       Patrick D. Brady                        Terry B. Angstadt
       President & Chief Operating Officer     Executive Vice President

                                   EXHIBIT A

                                   DEFINITIONS


The following terms as used in this Agreement have the following meanings:

(a) "BASE SALARY" means Executive's annual base salary, exclusive of any bonus or other benefits he may receive.

(b) "CAUSE" means conviction of a felony or gross neglect of duties. For purposes of this Agreement, Executive shall not be deemed to have been terminated for Cause until the later to occur of:

     (i)    the 30th day after notice of termination is effective as provided in
            Section 6 of the Change of Control Agreement, or

     (ii) the delivery to Executive of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail;

     (iii) PROVIDED, HOWEVER, that the Company may suspend Executive and withhold payment of his Base Salary from the date -------- ------- that notice of termination is given until the earliest to occur of
            (a) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), or (b) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (c) the 90th day after notice of termination is given (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period).

(c)  "CHANGE OF CONTROL" has the meaning set forth in EXHIBIT B.

(d)  "COMPANY" means Cyrk, Inc. or any successor.

(e) "DISABILITY" has the meaning given it in the primary long-term disability plan of the Company in which Executive participates. Executive's employment shall be deemed terminated for Disability when Executive is entitled to receive long-term disability compensation pursuant to such long-term disability compensation pursuant to such long-term disability plan. If the Company does not maintain such a plan, Executive shall be deemed terminated for Disability if the Company terminates his employment due to illness, injury, accident, or condition of either a physical or psychological nature as a result of which Executive is unable to perform substantially the duties and responsibilities of his position for 180 days during a period of 365 consecutive calendar days.

(f) "QUALIFIED TERMINATION" means the termination of Executive's employment during a Standstill Period (i) by the Company other than for Cause or Disability, or (ii) by Executive for good reason. For purposes of this definition, termination for "good reason" means the voluntary termination by Executive of his employment within 120 days after the occurrence without Executive's express written consent of any of the following events, provided that Executive gives notice to the Company at least thirty (30) days in advance requesting that the situation be remedied, and situation remains unremedied upon expiration of such thirty (30) day period:

     (i) assignment to Executive of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, or status with the Company (or a Subsidiary) immediately prior to the Change of Control; a substantive diminution in Executive's title(s) or office(s) as in effect immediately prior to the Change of Control; or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment for Cause or Disability or termination by Executive other than for good reason; or

     (ii) reduction in Executive's rate of Base Salary for any fiscal year to less than 100 percent (100%) of the rate of Base Salary paid to him in the completed fiscal year immediately preceding the Change of Control, or reduction in Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year to less than 100 percent (100%) of the total cash compensation opportunities made available to him in the completed fiscal year immediately preceding the Change of Control (for this purpose, such opportunities shall be deemed reduced if the objective standards by which Executive's incentive compensation is measured become materially more stringent or if the amount of such compensation is materially reduced on a discretionary basis from the amount that would be payable solely by reference to the objective standards); or

     (iii) failure of the Company (or a Subsidiary) to continue in effect any retirement, life insurance, medical insurance, or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company (or a Subsidiary) provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company (or a Subsidiary) that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

     (iv) any purported termination of Executive's employment by the Company (or a Subsidiary) for Cause during a Standstill Period which is not effected in compliance with paragraph (b) of this EXHIBIT A.

(g) "STANDSTILL PERIOD" is the period commencing on the date of a Change of Control and continuing until the close of business on the last business day of the 24th complete calendar month following such Change of Control.

(h) "SUBSIDIARY" means any corporation in which the Company owns, directly or indirectly, 50 percent (50%) or more of the total combined voting power of all classes of stock.

                                    EXHIBIT B

                         DEFINITION OF CHANGE OF CONTROL

1. "CHANGE OF CONTROL" means the occurrence of any one of the following events:

     (a) any Person becomes the owner of 20% or more of the Company's Common Stock, and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least one-quarter (1/4) of the Company's Board of Directors; or

     (b) the Company executes an agreement that contemplates that: (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company will be owned, leased or otherwise controlled by another person, and (ii) individuals who are directors of the Company when such agreement is executed will not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement (PROVIDED, HOWEVER, that, for purposes of this paragraph (b), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall be deemed to have occurred on the date of execution of such agreement); or

     (c) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the "INCUMBENT BOARD") cease for any reason to constitute a least a majority of such Board; PROVIDED, HOWEVER, that any individual becoming a director after the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2. In addition, for purposes of this EXHIBIT B the following terms have the meaning set forth below:

     (a) "COMMON STOCK" means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable of conversion rights, exchange rights, warrants or options or otherwise). Notwithstanding the foregoing, the term Common Stock shall not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

     A Person shall be deemed to be the "owner" of any Common Stock:

            (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "COMMISSION") under the Exchange Act, as in effect on March 1, 1989; or

            (ii) or which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

            (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1,
                  1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

     (b) "PERSON" shall have the meaning used in Section 13 (d) of the Exchange Act, as in effect on March 1, 1989, except that "Person" shall not include (i) the Executive, and Executive Related Party, or any group of which the Executive of Executive Related Party is a member, or (ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

     (c) An "EXECUTIVE RELATED PARTY" shall mean any affiliate or associate of the Executive other than the Company or a Subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).







                                  Page 2 of 2